Exhibit 2.2

EXECUTION COPY

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT, dated as of October 28, 2012 (this “Agreement”), is by and among: RIVERBED TECHNOLOGY, INC., a Delaware corporation (“Parent”); OCTAGON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and                      (the “Stockholder”). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, Acquisition Sub and OPNET TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

RECITALS

A. As of the date of this Agreement, the Stockholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or of record (as specified on Schedule A) the shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule A (all such shares of Company Common Stock that are outstanding as of the date hereof, together with any other shares of Company Common Stock that are hereafter issued to, or are otherwise acquired or owned, beneficially or of record by, the Stockholder during the Agreement Period (as defined below), including through the exercise of any stock options, warrants, convertible or exchangeable securities or other similar instruments of the Company, and any other securities of the Company described in Section 11, but excluding any shares that are disposed of in compliance with Section 7(b), collectively, the “Subject Shares”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Acquisition Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to the Stockholder, which provides for, among other things, the making of an exchange offer (such offer, as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) by Acquisition Sub for all of the outstanding shares of Company Common Stock, and the merger of Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein.

C. As an inducement to and condition to Parent’s and Acquisition Sub’s willingness to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement.

AGREEMENT

In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1. Agreement to Tender.

(a) Tender. The Stockholder hereby agrees to validly tender or cause to be tendered in the Offer any and all Subject Shares, pursuant to and in accordance with the terms of the Offer, no later than five business days after the receipt by the Stockholder of the Schedule TO, the Registration Statement and a letter of transmittal with respect to the Offer. In furtherance of the foregoing, at the time of such tender, the Stockholder shall: (i) deliver to the depositary designated in the Offer (the “Depositary”): (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer; (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares; and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the stockholders of the Company pursuant to the terms of the Offer; and/or (ii) cause its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer and within the timeframe specified in the first sentence of this Section 1(a). The Stockholder agrees that once the Subject Shares are tendered, the Stockholder will not withdraw or cause or permit to be withdrawn any of the Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 12(d).

(b) Return of Subject Shares. If the Offer is terminated or withdrawn by Acquisition Sub, or the Merger Agreement is validly terminated prior to the Acceptance Time, Parent and Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Parent and Acquisition Sub to return, all tendered Subject Shares to the registered holders of the Subject Shares tendered in the Offer.

SECTION 2. Documentation and Information. The Stockholder: (a) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub or the Company, as applicable, of the Stockholder’s identity and holdings of Subject Shares, the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent, Acquisition Sub or the Company, as applicable, reasonably determines is required to be disclosed by applicable Legal Requirements in any press release, any of the Offer Documents, the Schedule 14D-9 or any other disclosure document (whether or not filed with the SEC) in connection with the Offer, the Merger and the other Contemplated Transactions; and (b) agrees to promptly give to Parent, Acquisition Sub or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder: (i) represents and warrants that none of the information provided by or on behalf of the Stockholder pursuant to this Section 2 will, at the time it is so provided, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) agrees to promptly notify Parent, Acquisition Sub and the Company, as applicable, of any required corrections with respect to any such information, if and to the extent that any such information shall have become false or misleading in any material respect. The Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement without the written approval of Parent, except as may be required by applicable Legal Requirements.

SECTION 3. Voting Agreement. During the Agreement Period, the Stockholder irrevocably and unconditionally agrees that if the Subject Shares have not been previously accepted for payment pursuant to the Offer, the Stockholder shall, or shall cause the holder of record thereof on any applicable record date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Stockholders Meeting”), or (if applicable) pursuant to any consent of the stockholders of the Company in lieu of a meeting or otherwise, to:

(a) be present, in person or represented by proxy, or otherwise cause the Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that the Subject Shares may be counted for quorum purposes under applicable Legal Requirements); and

(b) vote (or cause to be voted) with respect to all of the Subject Shares to the fullest extent that the Subject Shares are entitled to be voted at the time of any vote:

(i) in favor of: (A) the adoption and approval of the Merger Agreement; (B) without limitation of the preceding clause “(A),” the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and (C) any other matter necessary, or reasonably requested by Parent, for the consummation of the Contemplated Transactions, including the Offer and the Merger; and

(ii) against: (A) any action (including any amendment to the Company’s certificate of incorporation or bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the Contemplated Transactions, including the Offer and the Merger; (B) any Acquisition Proposal, Acquisition Transaction or any agreement related thereto, and any action that would reasonably be interpreted to be in furtherance of any Acquisition Proposal; (C) any merger, acquisition, sale, transfer of a material portion of the rights or other assets of the Company or any other Acquired Corporation, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger) or any other Acquired Corporation; (D) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach, in any material respect, of the covenants, representations or warranties or any other obligations or agreements of the Stockholder under this Agreement or of the Company under the Merger Agreement; (E) any change in the board of directors of the Company; (F) any material change in the capitalization of any Acquired Corporation or any Acquired Corporation’s corporate structure; and (G) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any of the other Contemplated Transactions, including this Agreement.

During the Agreement Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instruction in any manner inconsistent with this Section 3.

SECTION 4. Irrevocable Proxy. The Stockholder hereby revokes (and agrees to cause to be revoked) all proxies, if any, that it has heretofore granted with respect to the Subject Shares. Solely with respect to the matters described in Section 3, during the Agreement Period, the Stockholder hereby irrevocably appoints Parent (or any nominee of Parent) as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to:

(a) attend any and all Company Stockholder Meetings;

(b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 3(b) at any and all Company Stockholder Meetings; and

(c) if applicable, grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 3(b), all written consents with respect to the Subject Shares at any and all Company Stockholder Meetings or otherwise.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Agreement Period and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 12(d).

The Stockholder authorizes such attorney and proxy to substitute any other Person(s) to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent and Acquisition Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 3.

SECTION 5. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Acquisition Sub as of the date hereof as follows.

(a) Organization. If the Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization. If the Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If the Stockholder is an individual, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. If the Stockholder is not an individual, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and legally binding obligation of the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) No Violation.

(i) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder will not: (A) assuming compliance with the matters referred to in Section 5(c)(ii), contravene, conflict with, or result in a violation or breach of any Legal Requirement or any judgment, injunction or order of any Governmental Body with competent jurisdiction applicable to the Stockholder; or (B) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Stockholder is entitled under any provision of any Contract binding upon the Stockholder, or result in the imposition of any Encumbrance on any assets of the Stockholder, except in each case of clauses “(A)” and “(B),” for such matters as would not, individually or in the aggregate, reasonably be expected to prevent, delay, impair or otherwise adversely affect, in each case, in any material respect, the ability of the Stockholder to perform its obligations hereunder.

(ii) No Consent or order of, or registration or filing with or notification to, any Governmental Body or any other Person is required by the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of the Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Securities Exchange Act of 1934, as amended as may be required in connection with this Agreement and the transactions contemplated hereby.

(d) Ownership of Subject Shares. The Stockholder is the beneficial and/or record owner (as specified on Schedule A) of, and has good and marketable title to, the Subject Shares free and clear of all Encumbrances. Other than as provided in this Agreement, the Stockholder has with respect to the Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise, exchange and convert, as applicable, the Subject Shares, and to demand or waive any appraisal or dissenters’ rights or issue instructions pertaining to the Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has the complete and exclusive power to, directly or indirectly: (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 3; (ii) agree to all matters set forth in this Agreement; and (iii) demand and waive appraisal or dissenters’ rights with respect to the Subject Shares. The number of shares of the Company Common Stock set forth on Schedule A opposite the name of the Stockholder are the only shares of Company Common Stock owned beneficially and/or of record (as specified on Schedule A) by the Stockholder. Other than the Subject Shares and any shares of Company Common Stock that are the subject of unexercised Company Options or Company Restricted Stock Units held by the Stockholder (the number of which is set forth opposite the name of the Stockholder on Schedule A), the Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Stockholder is a party obligating the Stockholder to Transfer or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) No Other Proxies. None of the Subject Shares are subject to any voting agreement, trust or other agreement or arrangement with respect to voting or to any proxy, on the date of this Agreement, except pursuant to this Agreement.

(f) Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or the Subject Shares that would reasonably be expected to impair in any material respect the ability of the Stockholder to perform the Stockholder’s obligations hereunder on a timely basis.

(g) Opportunity to Review; Reliance. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing and has relied upon such counsel in connection therewith. The Stockholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Acquisition Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder in the Stockholder’s capacity as such.

SECTION 6. Representations and Warranties of Parent and Acquisition Sub. Parent and Acquisition Sub hereby represent and warrant to the Stockholder, as of the date hereof, that: (a) such party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party; and (c) this Agreement constitutes a valid and legally binding obligation of such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 7. No Proxies for or Liens on Subject Shares; No Solicitation.

(a) Prohibition on Transfer. Except pursuant to the terms of this Agreement, during the Agreement Period, the Stockholder shall not (and the Stockholder shall not permit any Person under the Stockholder’s control to), without the prior written consent of Parent, directly or indirectly: (i) grant or permit the grant of any proxies, powers of attorney, rights of first offer or refusal or other authorizations in or with respect to, or enter into any voting trust or voting agreement or arrangement with respect to, any Subject Shares or any interest therein; (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares or any interest therein; (iii) create or otherwise permit any Encumbrances to be created on any Subject Shares; (iv) enter into any Contract with any Person with respect to the direct or indirect Transfer of any Subject Shares or any interest therein; (v) enter into a swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Subject Shares; or (vi) agree to do or any of the foregoing. The Stockholder shall not, and shall not permit any Person under the Stockholder’s control or any of the Stockholder’s or their respective Representatives to, seek or solicit any such Transfer or any such Contract. Without limiting the foregoing, the Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder (or with the Contemplated Transactions).

(b) Exceptions. Notwithstanding the foregoing, the Stockholder shall have the right to Transfer all or any portion of the Subject Shares to a Permitted Transferee of the Stockholder if and only if prior thereto and as a condition to the effectiveness of such Transfer, such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent: (i) to accept the Subject Shares subject to the terms and conditions of this Agreement; and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement; provided that notwithstanding any such Transfer, the Stockholder shall continue to be liable for any breach by any Permitted Transferee of his, her or its agreements and covenants under this Agreement. “Permitted Transferee” means, with respect to the Stockholder: (A) a spouse, parent, child, brother or sister, adopted child or grandchild of the Stockholder; (B) any trust, the trustees of which include only the Stockholder and/or the other Persons named in clause “(A)” of this sentence and the beneficiaries of which include only the Stockholder and/or the Persons named in clause “(A)” of this sentence; (C) any corporation, limited liability company or partnership, the shareholders, members or general and limited partners of which include only the Persons named in clause “(A)” of this sentence; or (D) if the Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust if they are Persons named in clause “(A)” of this sentence.

(c) Effect of Attempted Transfer. Any attempted Transfer of Subject Shares, or any interest therein, in violation of this Section 7 shall be null and void. In furtherance of this Agreement, the Stockholder hereby authorizes Parent and Acquisition Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement. If so requested by Parent, the Stockholder agrees that the Subject Shares shall bear a legend, reasonably acceptable in form and substance to Parent, stating that they are subject to this Agreement.

(d) No Solicitation. During the Agreement Period, the Stockholder shall not (and the Stockholder shall ensure that its Representatives do not), directly or indirectly, take any action that the Company is prohibited from taking under Section 5.3 of the Merger Agreement.

SECTION 8. Waiver of Dissenters’ Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any and all rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any of the other Contemplated Transactions that Stockholder may have by virtue of, or with respect to, the Subject Shares (including all rights under Section 262 of the DGCL).

SECTION 9. Notices of Certain Events. The Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the Stockholder’s representations or warranties in this Agreement.

SECTION 10. Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, all further transfers, assignments, endorsements, proxies, consents and other documents and instruments and shall (at Stockholder’s sole expense) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, or as Parent may reasonably request (at Parent’s sole expense), to perform its obligations under, carry out, and further the intent of, this Agreement.

SECTION 11. Certain Adjustments. In the event of a stock dividend or distribution, stock split, reverse stock split, recapitalization, subdivision, combination, merger, consolidation, reclassification, spin-off, readjustment, exchange of shares or the like, on, of or affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

SECTION 12. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) if delivered by hand, when delivered; (ii) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (iii) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (iv) if sent by registered, certified or first class mail, the third business day after being sent; and (v) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Acquisition Sub, to:

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94123

Attention: General Counsel

Facsimile: 415-247-8801

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

Attention: Keith A. Flaum

   James R. Griffin

Facsimile: 650-802-3100

If to a Stockholder, to his, her or its address set forth on a signature page hereto.

(b) Amendment and Waivers.

(i) Any provision of this Agreement may be amended during the Agreement Period if, but only if, such amendment is in writing and is signed by each party to this Agreement.

(ii) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) Binding Effect; Benefit; Assignment.

(i) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. Without limiting any of the restrictions set forth in Section 7 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are Transferred prior to the end of the Agreement Period. Nothing in this Agreement is intended to confer on any Person (other than Parent, Acquisition Sub and their respective successors and assigns) any rights or remedies of any nature.

(ii) Neither the Stockholder, on the one hand, nor Parent or Acquisition Sub, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or the Stockholder, as applicable, except that each of Parent and Acquisition Sub may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their respective Affiliates at any time; provided that such transfer or assignment shall not relieve such Person of its obligations under this Agreement.

(d) Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of: (i) the Effective Time; (ii) the mutual written consent of the parties hereto; (iii) the termination of this Agreement by written notice from Parent to the Stockholder; (iv) the termination or withdrawal of the Offer by Parent or Acquisition Sub; and (v) the

termination of the Merger Agreement (the period from the date of this Agreement through the termination of this Agreement being referred to as the “Agreement Period”); provided that: (A) Section 12(a) shall survive such termination; and (B) no such termination shall relieve or release the Stockholder, Parent or Acquisition Sub from any obligations or liabilities arising out of his, her or its material, knowing and intentional breach of any representation or warranty contained in this Agreement or willful and intentional breach of any covenant or agreement contained in this Agreement prior to the termination of this Agreement.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii) In any action between any of the parties arising out of or relating to this Agreement each of the parties: (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (B) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (C) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 12(a) shall be effective service of process for any such action.

(iii) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(e)(iii).

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g) Enforcement. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled to obtain, without proof of actual damages (and Stockholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach; this being in addition to any other remedy to which Parent is entitled at law or in equity.

(h) Independence of Obligations. The covenants and obligations of the Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Stockholder, on the one hand, and the Company or Parent, on the other hand. The existence of any claim or cause of action by the Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against the Stockholder.

(i) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

(j) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(k) Entire Agreement. This Agreement (including all Schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(l) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(m) Interpretation.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Unless otherwise indicated or the context otherwise requires: (A) any definition of or reference to any agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (C) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (D) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(n) Stockholder Capacity. The Stockholder is signing and entering this Agreement solely in the Stockholder’s capacity as the beneficial owner of Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by the Stockholder in the Stockholder’s capacity as an employee, officer or director of the Company or any Company Subsidiary in accordance with the provisions of the Merger Agreement.

(o) No Obligation to Exercise Company Options. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate any Stockholder to exercise any Company Option or other right to acquire shares of Company Common Stock.

(p) Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RIVERBED TECHNOLOGY, INC.

By:
Name:
Title:

OCTAGON ACQUISITION CORP.

By:
Name:
Title:

[Stockholder signature on next page]

STOCKHOLDER

Name:
Address:

:

SCHEDULE A

Ownership of Company Common Stock

Name of Beneficial Owner	Number of Shares Beneficially Owned per SEC Form 4 (Form 4 Filing Date)	Number of Outstanding Options

A-1